Exhibit 99.1

INVESTOR
Immediate	MEDIA	RELATIONS:
	Jim Fitzwater	Eric Norris
	(215) 299-6633	(215) 299-6538

FMC Updates First Quarter 2004 Outlook

PHILADELPHIA, March 29, 2004 — FMC Corporation (NYSE: FMC) today said that it expects first quarter 2004 earnings per share before restructuring and other charges to significantly exceed $0.17 per share, the top end of analysts’ current estimates. The driver for this revised outlook is substantially stronger-than-expected performance during the quarter in Agricultural Products, particularly in Brazil. The strength in Brazil is the result of a robust agricultural economy and higher pest pressures. The company’s outlook for Industrial Chemicals and Specialty Chemicals for the quarter is unchanged from previous guidance.

FMC will release first quarter 2004 earnings on April 28, 2004 after the market closes. The company will host a conference call on April 29, 2004 and, during that call, will provide further details on the first quarter earnings and full-year 2004 outlook. This event will be available live and as a replay on the web at http://ir.fmc.com.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,300 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2003 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.